Exhibit (7)(a)(iv)

COLLEGE RETIREMENT EQUITIES FUND

730 Third Avenue, New York, NY 10017

Telephone: [800-842-2733]

APPLICATION FOR CREF RETIREMENT CHOICE PLUS ANNUITY CONTRACT

Contractholder:	[ABC Institution]

The contractholder hereby applies to College Retirement Equities Fund (CREF) for the coverage provided by the above named contract in connection with an employer plan sponsored by the contractholder. The contractholder agrees to notify CREF of any changes to the terms of the employer plan to the extent that such changes impact the administration of the contract.

The contractholder may, in accordance with the terms of the employer plan, and in accordance with CREF’s procedures, instruct CREF to withdraw amounts from the accumulation units of the accounts under this contract to pay fees associated with the administration of the plan.

Any amounts being held in forfeiture accounts or revenue credit accounts, as described in the contract, may be withdrawn or transferred by the contractholder, subject to the contract’s terms.

There are no expense or sales charges deducted from contributions to this contract. Furthermore, there are no charges assessed on any funds transferred among the CREF variable accounts or any other funds disbursed from the CREF variable accounts.

The contractholder may withdraw as a lump-sum payment, the contract’s entire accumulation in an account. As of the effective date of such payment, no further premiums or internal transfers will be accepted into the account(s) from which the payment has become effective.

The terms of said contract, including any endorsements thereto, are hereby accepted by the contractholder.

It is agreed that this application supersedes any previous application made by the contractholder for this coverage.

☐ By checking this box, the applicant acknowledges and consents to receiving the CREF Retirement Choice Plus Annuity Contract, and any endorsements and amendments thereto, through either TIAA-CREF’s website ([tiaa-cref.org]), by means of a CD, or by way of electronic mail, at CREF’s discretion. Paper versions of the above documents will be provided upon request.

Email address:	[abc@bcd.net]

Dated at:	[Anytown, Anystate]		[ABC Institution]
	(City, State)		(Contractholder)

On:	[July 1, 2012]	By:	[John Doe]
	(Date)		(Signature)

[John Doe, President]
(Name and Title)

CIGRSP-02-APP

For Administrative Use

Relationship Manager: Please complete.

Relationship Manager’s Name:	[Joe Smith]

Plan/Sub-Plan Code:	[xxxx]

Effective Date of Plan/Issue Date of Contract	[July 1, 2012]

Legal Plan Type:	[403b]

Business:	[New Plan]